Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

August 18, 2017

Invitae Corporation

1400 16th Street

San Francisco, California 94103

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of (i) 7,288,300 shares (the “Existing Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company and (ii) 3,458,823 shares of Common Stock (the “Conversion Shares”) that are initially issuable upon conversion of the same number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. Based upon the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that (a) the Existing Shares have been duly authorized and validly issued and are fully paid and nonassessable and (b) the Conversion Shares have been duty authorized and, when issued by the Company upon conversion of the Preferred Stock in accordance with the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on August 1, 2017, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP